                                                                     EXHIBIT 5.1



                           JONES, DAY, REAVIS & POGUE
                                   North Point
                               901 Lakeside Avenue
                              Cleveland, Ohio 44114

                                  June 4, 2002



Penton Media, Inc.
The Penton Media Bldg.
1300 Superior Avenue
Cleveland, Ohio  44114

            Re:  Common Stock, par value $.01 per share, of Penton Media, Inc.
                 -------------------------------------------------------------

Gentlemen:

         We have acted as counsel for Penton Media, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission of an Amendment No. 1 to its Registration Statement on Form S-3 (Reg. No. 333-86174) (the "Registration Statement") for the purpose of registering under the Securities Act of 1933 (the "Act") shares of the Company's common stock, par value $.01 per share (the "Common Stock"), for the account of certain selling stockholders in accordance with the terms and conditions of the Amended and Restated Series B Convertible Preferred Stock and Warrant Purchase Agreement, dated as of March 18, 2002 (the "Purchase Agreement"), and the Registration Rights Agreement, dated as of March 19, 2002.

         In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that the shares of Common Stock issuable upon conversion of the Company's Series B Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"), and the shares of Common Stock issuable upon exercise of the warrants issued under the Purchase Agreement (the "Warrants"), when issued in accordance with the terms of the Company's Restated Certificate of Incorporation, the Purchase Agreement, the Warrants and the Certificate of Designations relating to the Series B Preferred Stock, will be duly authorized, validly issued, fully paid and nonassessable.

         Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to effect registration of the aforementioned securities under the Act, and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Very truly yours,


                                        /s/ Jones, Day, Reavis & Pogue